Exhibit 3.3

STARWOOD REAL ESTATE INCOME TRUST, INC.

SECOND ARTICLES OF AMENDMENT

Starwood Real Estate Income Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended to delete the first two sentences of Section 5.1 of Article V in their entirety and to substitute in lieu thereof the following sentences:

The Corporation has authority to issue 3,100,000,000 Shares, consisting of 3,000,000,000 shares of common stock, $0.01 par value per share (the “Common Shares”), 500,000,000 of which are classified as Class T common stock (the “Class T Common Shares”), 1,000,000,000 of which are classified as Class S common stock (the “Class S Common Shares”), 500,000,000 of which are classified as Class D common stock (the “Class D Common Shares”) and 1,000,000,000 of which are classified as Class I common stock (the “Class I Common Shares”), and 100,000,000 shares of preferred stock, $0.01 par value per share (the “Preferred Shares”).  The aggregate par value of all authorized Shares having par value is $31,000,000.

SECOND:  The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 1,100,000,000, consisting of 1,000,000,000 shares of common stock, $0.01 par value per share, 250,000,000 of which are classified as Class T common stock, 250,000,000 of which are classified as Class S common stock, 250,000,000 of which are classified as Class D common stock and 250,000,000 of which are classified as Class I common stock, and 100,000,000 shares of preferred stock, $0.01 par value per share.  The aggregate par value of all authorized shares of stock having par value was $11,000,000.

THIRD:  The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 3,100,000,000, consisting of 3,000,000,000 shares of common stock, $0.01 par value per share, 500,000,000 of which are classified as Class T common stock, 1,000,000,000 of which are classified as Class S common stock, 500,000,000 of which are classified as Class D common stock and 1,000,000,000 of which are classified as Class I common stock, and 100,000,000 shares of preferred stock, $0.01 par value per share.  The aggregate par value of all authorized shares of stock having par value is $31,000,000.

FOURTH:  The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law (the “MGCL”) is not changed by the foregoing amendment of the Charter.

LEGAL02/40576608v2

FIFTH:  The foregoing amendment of the Charter was approved by a majority of the entire Board of Directors of the Corporation as required by law and was limited to a change expressly authorized by Section 2-105(a)(13) of the MGCL without any action by the stockholders of the Corporation.

SIXTH:  The undersigned acknowledges these Second Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

LEGAL02/40576608v2

IN WITNESS WHEREOF, the Corporation has caused these Second Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Compliance Officer and Secretary on this 10th day of May 2021.

ATTEST:	STARWOOD REAL ESTATE INCOME TRUST, INC.

/s/ Matthew S. GuttinBy:  /s/ John P. McCarthy, Jr. (SEAL)

Name:  Matthew S. Guttin        Name:  John P. McCarthy, Jr.

Title:    Chief Compliance Officer and        Title:    Chief Executive Officer

             Secretary

LEGAL02/40576608v2